Exhibit 99.1

 TRUE RELIGION

GRAPHICS OMITTED

TRUE RELIGION PROVIDES UPDATE ON LISTING STATUS

VERNON, California – March 25, 2008 – True Religion Apparel, Inc. (the “Company”) (Nasdaq: TRLG) announced today that it received a Nasdaq Staff Determination letter stating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14) due to the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2007.

The Company also announced that it has received an extension to April 30, 2008 from the Nasdaq Listing Qualifications Panel to file its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and its restated financial reports for the fiscal years ended December 31, 2005 and 2006, including the quarters therein, and the quarters ended March 31, 2007 and June 30, 2007.

The Company announced on November 7, 2007 that it would need to restate its previously issued consolidated financial statements for the fiscal years ended December 31, 2005 and 2006, including the quarters therein, and the quarters ended March 31, 2007 and June 30, 2007 due to certain accounting errors. At that time, the Company also announced that it would voluntarily review the accounting for its historical equity granting practices.

As previously announced, based on a timeline outlined by the Company's independent auditors for the completion of their audit procedures, the Company currently anticipates that the required reports will be filed on or prior to April 30, 2008.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based premium aspirational brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit in denim, sportswear, and licensed products, may be found in premium department stores and boutiques in 50 countries around the world, including the United States, Canada, Germany, United Kingdom, Japan, Korea, France, Spain, Sweden, Greece, Italy, Mexico, Australia, South Africa and China. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072
Investor Relations
Andrew Greenebaum / Laura Foster
ICR, Inc.
(310) 954-1115

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